Exhibit 99.1

SUPPLEMENT TO JOINT PROXY STATEMENT/PROSPECTUS

FirstMerit Corporation (“FirstMerit”) and Huntington Bancshares Incorporated (“Huntington”) have made the following supplemental disclosures to the Joint Proxy Statement/Prospectus of FirstMerit and Huntington, dated April 29, 2016 (the “Joint Proxy Statement/Prospectus”), in connection with the proposed settlement of a putative consolidated class action captioned In re FirstMerit Corp. S’holder Litig., Lead Case No. 5:16-cv-00461 pending before the United States District Court for the Northern District of Ohio. FirstMerit, each of its directors and Huntington have reached an agreement in principle regarding the settlement of this lawsuit. Under the terms of the agreement in principle, FirstMerit and Huntington have agreed to provide the additional information set forth below. This supplemental information should be read in conjunction with the Joint Proxy Statement/Prospectus and the documents incorporated therein. Nothing in this filing shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. To the extent that information herein differs from or updates information contained in the Joint Proxy Statement/Prospectus, the information contained herein supersedes the information contained in the Joint Proxy Statement/Prospectus. Defined terms used but not defined herein have the meanings set forth in the Joint Proxy Statement/Prospectus.

This supplement to the Joint Proxy Statement/Prospectus is dated June 7, 2016.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain certain forward-looking statements, including certain plans, expectations, goals, projections, and statements about the benefits of the proposed transaction, the merger parties’ plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions, uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board, volatility and disruptions in global capital and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of Huntington’s and FirstMerit’s respective business strategies, including market acceptance of any new products or services implementing Huntington’s “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel

III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB, and the regulatory approval process associated with the merger; the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington and FirstMerit do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; Huntington’s ability to complete the acquisition and integration of FirstMerit successfully; and other factors that may affect future results of Huntington and FirstMerit. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2016, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website, http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC, and in FirstMerit’s Annual Report on Form 10-K/A for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2016, each of which is on file with the SEC and available in the “Investors” section of FirstMerit’s website, http://www.firstmerit.com, under the heading “Publications & Filings” and in other documents FirstMerit files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Huntington nor FirstMerit assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

SETTLEMENT OF LITIGATION

On June 7, 2016, FirstMerit, each of its directors and Huntington reached an agreement in principle regarding the settlement of a putative consolidated class action captioned In re FirstMerit Corp. S’holder Litig., Lead Case No. 5:16-cv-00461 (the “Actions”), pending before the United States District Court for the Northern District of Ohio (the “ Court”).

The Actions relate to the Agreement and Plan of Merger, dated as of January 25, 2016, by and among Huntington, FirstMerit and West Subsidiary Corporation (the “Merger Agreement”) providing for the merger of West Subsidiary Corporation with and into FirstMerit (the “Merger”).

Under the terms of the agreement in principle, plaintiffs will release the defendants from all claims relating to the Merger, subject to approval of the Court. Plaintiffs’ counsel also has reserved the right to seek an award of attorneys’ fees and expenses. If the Court approves the settlement contemplated by the agreement in principle, the Actions will be dismissed with prejudice.

The settlement will not affect the merger consideration to be paid to FirstMerit’s shareholders in connection with the Merger or the timing of the special meetings of FirstMerit’s or Huntington’s shareholders, each scheduled for June 13, 2016, to vote upon, among other things, proposals to approve the Merger Agreement.

FirstMerit, Huntington and the other defendants deny all of the allegations made by plaintiffs in the Actions and believe the disclosures in the Joint Proxy Statement are adequate under the law. Nevertheless, FirstMerit, Huntington and the other defendants have agreed to settle the Actions in order to avoid the costs, disruption, and distraction of further litigation.

SUPPLEMENTAL DISCLOSURES

The following disclosure amends and restates the first and second paragraphs on page 53 of the Joint Proxy Statement/Prospectus in the section captioned “Background of the Merger”.

In the fourth quarter of 2014 and the first quarter of 2015, FirstMerit management and representatives of Sandler O’Neill & Partners, L.P. (which we refer to as “Sandler”) engaged in confidential preliminary exploratory discussions with representatives of three financial institutions (which did not include Huntington) regarding their potential interest in pursuing a business combination transaction with FirstMerit; however, none of such financial institutions was interested in pursuing a business combination with FirstMerit at that time or would only consider a transaction without a premium to FirstMerit’s then current market price. Discussions with these parties did not proceed further and none of the parties entered into a non-disclosure agreement or received confidential information.

On May 1, 2015, Huntington’s chief executive officer, Mr. Stephen Steinour, contacted FirstMerit’s chief executive officer, Mr. Paul Greig, and provided a verbal initial indication of interest in a potential stock-for-stock business combination with FirstMerit, indicating Huntington’s willingness to offer consideration of $24.00 per share of FirstMerit common stock based on Huntington’s then-current share price, which represented a 24% premium over FirstMerit’s share price of $19.37 on April 30, 2015. As chief executives of bank holding companies located in Ohio, Mr. Steinour and Mr. Greig knew each other professionally, but prior to Mr. Steinour’s verbal indication of interest regarding such potential business combination, Mr. Steinour and Mr. Greig had not previously discussed a merger. Later that day and on May 2, 2015, Mr. Greig notified the other members of the Executive Committee of the FirstMerit board of directors (which consists of Mr. Greig, FirstMerit’s lead director, Mr. John Blickle, and three additional members of the FirstMerit board of directors) of Huntington’s interest.

The following disclosure amends and restates the first three paragraphs on page 54 of the Joint Proxy Statement/Prospectus in the section captioned “Background of the Merger”.

On May 21, 2015, the FirstMerit board of directors held a special meeting to review and consider the May 15 proposal and Mr. Greig’s and Mr. Steinour’s subsequent conversations related thereto. Representatives of Sandler and Sullivan & Cromwell LLP, FirstMerit’s outside counsel (which we refer to as “Sullivan & Cromwell”), were present at the meeting. At the meeting, representatives of Sandler updated the FirstMerit board of directors on matters similar to those previously discussed with the Executive Committee of the FirstMerit board of directors on May 8, 2015 and the FirstMerit board of directors on May 13, 2015. A representative of Sullivan & Cromwell then discussed the FirstMerit board of directors’ fiduciary duties in general in connection with its evaluation of strategic alternatives, the regulatory requirements for approvals of bank acquisition transactions and the regulatory environment for banks in general and for bank acquisition transactions in particular. Among other things, the FirstMerit board of directors considered the matters discussed by Sullivan & Cromwell, the impact of a transaction on Akron and Canton, Ohio and on FirstMerit employees and the impact of the announcement of a transaction on Huntington’s share price. At the conclusion of the meeting, the FirstMerit board of directors did not reach a consensus that the May 15 proposal was sufficiently compelling to move forward and engage in further discussions at that time. The FirstMerit board of directors instructed Mr. Greig to inform representatives of Huntington that FirstMerit was not prepared to proceed.

On September 15, 2015, Mr. Greig initiated a discussion with a senior executive of a non-U.S. financial institution to gauge interest in engaging in confidential preliminary exploratory discussions regarding a potential business combination with FirstMerit. This financial institution was not one of the institutions with which First Merit had exploratory discussions in late 2014 or early 2015. Following the initial discussion, the senior executive of such financial institution did not indicate an interest in pursuing such a potential business combination at that time, and FirstMerit did not proceed further with such financial institution.

At the request of Huntington, on September 17, 2015, Messrs. Greig and Blickle met with Mr. Steinour and Huntington’s lead director, Mr. David Porteous, to discuss the possibility of Huntington submitting a revised proposal including an increase in consideration and commitments to FirstMerit employees and to the community. In particular, the parties discussed charitable contributions to foundations in the communities served by FirstMerit, the creation of an operations center in Akron and a commitment to maintain a specified number of jobs in Akron.

The following disclosure amends and restates the third and fourth full paragraphs on page 55 of the Joint Proxy Statement/Prospectus in the section captioned “Background of the Merger”.

On November 18, 2015, the FirstMerit board of directors held a special meeting to review and consider the November 11 proposal. Representatives of Sandler and Sullivan & Cromwell were present at the meeting. At the meeting, the FirstMerit board of directors considered, among other things, the value of the consideration offered in the November 11 proposal and the impact on a transaction of the expected increase in interest rates by the Board of Governors of the Federal Reserve System and of the recently announced transaction between First Niagara Financial Group and KeyCorp. At the conclusion of the meeting, the FirstMerit board of directors did not reach a consensus that the consideration was sufficient to move forward with the November 11 proposal. The FirstMerit board of directors instructed Mr. Greig to inform Huntington that FirstMerit would not pursue a business combination transaction with Huntington on such terms. Mr. Greig did so later that day.

On November 27, 2015, Mr. Blickle and Mr. Porteous met to discuss the possibility of Huntington submitting a revised proposal containing an increase in consideration and a cash component and commitments to FirstMerit employees and to the community.

The following disclosure amends and restates the paragraph spanning pages 55 and 56 of the Joint Proxy Statement/Prospectus in the section captioned “Background of the Merger”.

On December 9, 2015, the FirstMerit board of directors held its previously scheduled annual strategic planning meeting with FirstMerit senior management. While in executive session at the meeting, the FirstMerit board of directors reviewed and considered the December 2 proposal. Representatives of FirstMerit management, Sandler and Sullivan & Cromwell were also present at the meeting. At the conclusion of the meeting, the FirstMerit board of directors determined to allow Huntington to conduct further due diligence on FirstMerit in order to confirm the December 2 proposal, and authorized FirstMerit’s management and advisors to begin performing reverse due diligence on Huntington and negotiating transaction documentation. In reaching this conclusion, the FirstMerit board of directors took into account Sandler’s and management’s updated views as to the presumptive financial performance of FirstMerit on a standalone basis in 2016, the significant deterioration in U.S. equity markets, and in particular the trading prices of equity securities of financial institutions that occurred between November 18, 2015 and December 9, 2015 and the increased pressures on banks resulting therefrom, the impact of the expected increase to interest rates by the Board of Governors of the Federal Reserve System and the improvements in the December 2 proposal from the November 11 proposal, including the increased exchange ratio, and that a portion of the consideration would be payable in cash (which the FirstMerit board of directors agreed should constitute the maximum 20% of consideration contemplated by the December 2 proposal in order to ensure that a portion of the value of the merger consideration would not be subject to potential downward fluctuations in the price of Huntington common stock once the per share cash amount was fixed), the increased representation of FirstMerit directors on the Huntington board of directors commensurate with FirstMerit shareholders’ pro forma ownership of the combined company and the enhanced commitment with respect to FirstMerit’s employees and communities.

The following disclosure amends and restates the second full paragraph on page 56 of the Joint Proxy Statement/Prospectus in the section captioned “Background of the Merger”.

During the period between the December 9, 2015 meeting of the FirstMerit board of directors and the execution of the merger agreement, as the parties considered and negotiated the transaction and arrangements for FirstMerit personnel (including Mr. Greig’s consulting agreement) and continued to perform due diligence on one another, U.S. equity markets experienced tremendous volatility. For example, from December 9, 2015 to January 25, 2016, the S&P 500 Bank Index declined by 17.4% and the share prices of Huntington and FirstMerit common stock declined by 20.4% and 18.1%, respectively.

The following disclosure amends and restates the fourth paragraph on page 57 of the Joint Proxy Statement/Prospectus in the section captioned “Background of the Merger”.

On January 20, 2016, the FirstMerit board of directors held a special meeting to review and consider the final proposal. At the meeting, representatives of Sullivan & Cromwell and Jones Day reviewed with the FirstMerit board of directors its fiduciary duties in connection with a potential strategic business combination transaction and regulatory considerations and representatives of Sullivan & Cromwell reviewed the terms of the draft merger agreement. Representatives of Jones Day reviewed with the FirstMerit board of directors Sandler’s prior relationships with Huntington, including the relationships described under the section entitled “Opinion of Sandler O’Neill & Partners, L.P.,” the facts of which had previously been disclosed to FirstMerit by Sandler prior to Sandler’s engagement. The FirstMerit board of directors discussed such prior relationships and related considerations, and determined that those relationships and considerations did not impair the ability of Sandler to continue to act as the financial advisor to FirstMerit. Representatives of Sandler discussed the recent market volatility, provided an overview of financial aspects of each of FirstMerit, Huntington and the combined company, and reviewed the results of FirstMerit’s reverse due diligence and the financial terms of the potential transaction. Representatives of Sandler also discussed with the FirstMerit board of directors the environment for other strategic alternatives available to FirstMerit. In connection with that discussion, Sandler noted (i) the fact that FirstMerit management has engaged in preliminary exploratory discussions with potential acquirers from time to time, including speaking with three potential acquirers in the fourth quarter of 2014 and the first quarter of 2015, without any of the parties indicating a substantial interest in pursuing a transaction, (ii) Sandler’s assessment that those parties would continue to be not interested in pursuing a strategic transaction with FirstMerit at such time, and (iii) Sandler’s assessment that other third parties would not likely be interested in acquiring FirstMerit at such time. The FirstMerit board of directors also discussed the termination fee that could become payable if FirstMerit terminated the merger agreement in certain circumstances, the terms of the merger agreement prohibiting FirstMerit from soliciting, and providing Huntington with the ability to match, third party acquisition proposals as well as the unlikelihood that such terms would have a preclusive effect on a potentially interested third party from making a superior offer. The FirstMerit board of directors discussed such provisions with its legal and financial advisors and confirmed that such provisions were consistent with market practice in transactions of this nature. The FirstMerit board of directors also discussed the arrangements for FirstMerit personnel, including Mr. Greig’s consulting agreement. After discussion of the foregoing matters, the proposed transaction, the status of discussions with Huntington and the risks inherent in a potential transaction, the FirstMerit board of directors authorized senior management, Sandler and Sullivan & Cromwell to continue negotiating the draft merger agreement with Huntington.

The following disclosure is added immediately following footnote (4) on page 81 of the Joint Proxy Statement/Prospectus in the section captioned “Opinion of Sandler O’Neill & Partners, L.P.”.

The FirstMerit peer group consisted of all nationwide commercial banks trading on major exchanges with assets between $20.0 billion and $35.0 billion, excluding targets of announced merger transactions and companies with supervoting share structures. The FirstMerit peer group consisted of the following companies:

Signature Bank	Commerce Bancshares, Inc.

East West Bancorp, Inc.	Umpqua Holdings Corporation

BOK Financial Corporation	BankUnited, Inc.

Cullen/Frost Bankers, Inc.	Wintrust Financial Corporation

Synovus Financial Corp.	Hancock Holding Company

Associated Banc-Corp	Prosperity Bancshares, Inc.

First Horizon National Corporation	TCF Financial Corporation

Webster Financial Corporation

The table below sets forth company-by-company pricing multiples and financial metrics examined. Regulatory data is used when GAAP data was unavailable. Sandler did not calculate per share value ranges for FirstMerit based on this analysis.

Financial Data as of or for the Period Ending September 30, 2015

Pricing Data as of January 21, 2016

				Capital Position			LTM Profitability				Asset Quality			Valuation
														Price/
						Total			Net		LLR/	NPAs¹/	NCOs/	Tang.			FY1	FY2	Current	LTM	Market Value
			Total	TCE/	Leverage	RBC			Interest	Efficiency	Gross	Total	Avg.	Book	Book	LTM	Est.	Est.	Dividend	Dividend
			Assets	TA	Ratio	Ratio	ROAA	ROATCE	Margin	Ratio	Loans	Assets	Loans	Value	Value	EPS	EPS²	EPS²	Yield	Ratio
Company	City, State	Ticker	($mm)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(x)	(x)	(%)	(%)	($mm)
Signature Bank³	New York, NY	SBNY	33,451	8.65	8.87	12.10	1.23	13.8	3.26	33.7	0.80	0.62	0.08	245	245	19.1	16.8	14.4	0.5	0.0	7,217
East West Bancorp, Inc.	Pasadena, CA	EWBC	31,120	8.39	8.68	12.56	1.31	16.2	3.48	47.7	1.15	0.76	0.09	190	158	12.6	12.6	11.9	2.4	29.1	4,852
BOK Financial Corporation	Tulsa, OK	BOKF	30,567	9.78	9.55	13.89	0.99	10.0	2.56	65.9	1.30	0.39	0.04	105	91	10.7	10.8	10.0	3.8	39.5	3,089
Cullen/Frost Bankers, Inc.	San Antonio, TX	CFR	28,341	7.57	7.91	13.96	1.06	13.9	3.40	57.0	0.97	0.21	0.11	129	98	9.7	9.7	9.4	4.9	46.3	2,703
Synovus Financial Corp.³	Columbus, GA	SNV	28,793	9.90	9.43	12.70	0.81	7.5	3.19	62.7	1.12	0.83	0.06	128	126	17.3	14.7	13.0	1.7	25.9	3,634
Associated Banc-Corp³	Green Bay, WI	ASB	27,715	6.85	7.53	12.62	0.70	10.4	2.84	68.3	1.46	1.01	0.17	133	87	13.5	12.4	11.1	2.7	34.5	2,422
First Horizon National Corporation³	Memphis, TN	FHN	26,195	7.82	9.85	13.01	0.38	4.1	2.83	73.1	1.18	1.92	0.04	144	130	35.9	13.1	11.1	2.0	70.6	2,916
Webster Financial Corporation³	Waterbury, CT	WBS	24,678	7.12	8.28	12.91	0.87	12.0	3.08	60.0	1.11	1.34	0.30	170	127	14.8	13.3	11.8	2.9	41.4	2,908
Commerce Bancshares, Inc.³	Kansas City, MO	CBSH	24,605	8.72	9.23	13.33	1.12	12.3	2.94	60.8	1.22	0.24	0.30	179	167	14.9	13.9	12.7	2.4	33.9	3,702
Umpqua Holdings Corporation	Portland, OR	UMPQ	23,162	9.37	9.64	14.48	0.93	11.3	4.54	61.3	0.78	0.36	0.12	152	79	14.3	11.9	10.6	4.7	63.5	3,030
BankUnited, Inc.³	Miami Lakes, FL	BKU	23,883	9.10	9.30	13.40	1.18	11.6	3.94	58.9	0.75	0.44	0.06	158	153	14.1	14.6	12.3	2.5	35.7	3,428
Wintrust Financial Corporation³	Rosemont, IL	WTFC	22,917	7.16	9.10	12.20	0.75	9.4	3.36	66.1	0.61	0.70	0.16	118	90	13.4	11.5	10.5	1.1	15.0	1,900
Hancock Holding Company³	Gulfport, MS	HBHC	22,839	7.62	8.85	11.93	0.62	9.9	3.33	68.9	1.15	0.83	0.21	96	67	12.7	9.9	8.5	4.6	58.5	1,615
Prosperity Bancshares, Inc.	Houston, TX	PB	21,567	7.53	7.65	14.09	1.37	21.8	3.54	39.6	0.88	0.22	0.23	165	72	8.3	8.5	8.6	3.4	25.9	2,467
TCF Financial Corporation	Wayzata, MN	TCB	20,126	8.86	10.43	13.84	0.90	9.0	4.46	71.0	0.89	2.10	0.23	114	101	13.0	10.9	9.7	2.5	22.0	2,003

¹	Non-Performing Assets equal to nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

²	FY1 Earnings Per Share represents 2015 Earnings Per Share estimates for companies who did not report Q4 2015 financial results as of January 21, 2016, and 2016 Earnings Per Share estimates where Q4 2015 financial results had been reported as of January 21, 2016. FY2 Earnings Per Share represents 2016 Earnings Per Share estimates for companies who did not report Q4 2015 financial results as of January 21, 2016, and 2017 Earnings Per Share estimates where Q4 2015 financial results had been reported as of January 21, 2016.
³	Financial data of the following companies as of December 31, 2015 except as otherwise indicated: Signature Bank; Synovus Financial Corp.; Associated Banc-Corp (LTM Return on Average Tangible Common Equity as of September 30, 2015); First Horizon National Corporation; Webster Financial Corporation; Commerce Bancshares, Inc. (Stock Price/Tangible Book Value, LTM Return on Average Tangible Common Equity, Tangible Common Equity/Tangible Assets and Total Risk Based Capital Ratio as of September 30, 2015); Bank United, Inc.; Wintrust Financial Corporation; and Hancock Holding Company (LTM Return on Average Tangible Common Equity as of September 30, 2015).
*	Indicates financial metric is unavailable or has been provided by FirstMerit management but is not comparable to data provided by SNL Financial.

The following disclosure amends and restates the paragraph immediately following footnote (4) on page 81 of the Joint Proxy Statement/Prospectus in the section captioned “Opinion of Sandler O’Neill & Partners, L.P.”.

Sandler used publicly available information to perform a similar analysis for Huntington by comparing selected financial information for Huntington and a group of financial institutions selected by Sandler. The Huntington peer group consisted of all nationwide commercial banks whose securities are publicly traded on major United States exchanges with assets between $30.0 billion and $150.0 billion, excluding targets of announced merger transactions, companies with supervoting share structures and companies outside the continental United States. The Huntington peer group consisted of the following companies:

The following disclosure is added immediately following footnote (4) on page 82 of the Joint Proxy Statement/Prospectus in the section captioned “Opinion of Sandler O’Neill & Partners, L.P.”.

The table below sets forth company-by-company pricing multiples and financial metrics examined. Regulatory data is used when GAAP data was unavailable.

Financial Data as of or for the Period Ending September 30, 2015

Pricing Data as of January 21, 2016

				Capital Position				LTM Profitability			Asset Quality			Valuation
														Price/
Company	City, State	Ticker	Total Assets ($mm)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC Ratio (%)	ROAA (%)	ROATCE (%)	Net Interest Margin (%)	Efficiency Ratio (%)	LLR/ Gross Loans (%)	NPAs1/ Total Assets (%)	NCOs/ Avg. Loans (%)	Tang. Book Value (%)	Book Value (%)	LTM EPS (x)	FY1 Est. EPS² (x)	FY2 Est. EPS² (x)	Current Dividend Yield (%)	LTM Dividend Ratio (%)	Market Value ($mm)
Fifth Third Bancorp³	Cincinnati, OH	FITB	141,082	8.71	9.54	14.13	1.22	13.5	2.88	56.8	1.36	1.43	0.34	102	85	7.8	9.1	8.1	3.3	25.9	12,349
Citizens Financial Group, Inc.	Providence, RI	CFG	135,447	9.70	10.40	15.41	0.61	6.5	2.77	66.9	1.23	1.45	0.31	87	58	14.3	13.5	11.3	1.9	26.8	11,254
Regions Financial Corporation³	Birmingham, AL	RF	126,050	9.28	10.40	13.90	0.87	8.7	3.14	64.9	1.36	1.55	0.38	92	63	10.4	9.2	8.2	3.1	30.7	10,160
M&T Bank Corporation³	Buffalo, NY	MTB	122,788	8.65	10.31	14.70	1.06	12.9	3.14	58.4	1.09	1.04	0.18	159	109	14.2	12.2	10.8	2.7	39.0	16,318
KeyCorp³	Cleveland, OH	KEY	95,133	9.97	10.68	12.98	0.98	10.1	2.88	66.9	1.32	0.55	0.24	100	89	10.6	9.7	8.0	2.7	27.6	9,335
Comerica Incorporated³	Dallas, TX	CMA	71,895	9.72	10.24	12.68	0.76	7.7	2.60	67.3	1.27	0.70	0.19	84	77	11.4	11.1	9.4	2.5	28.4	5,851
Zions Bancorporation	Salt Lake City, UT	ZION	58,411	9.76	11.63	16.46	0.50	4.2	3.19	72.5	1.48	0.94	0.31	77	65	19.2	17.6	10.9	1.1	18.2	4,309
First Republic Bank³	San Francisco, CA	FRC	58,981	7.51	9.21	13.78	0.96	11.6	3.21	54.4	0.59	0.15	0.01	212	198	20.1	17.4	14.8	0.9	18.6	9,344
SVB Financial Group³	Santa Clara, CA	SIVB	44,687	7.16	7.67	13.84	0.92	10.6	2.57	56.0	1.30	0.28	0.28	154	154	14.5	13.1	10.7	0.0	0.0	4,926
People’s United Financial, Inc.³	Bridgeport, CT	PBCT	38,877	7.19	8.11	11.70	0.70	10.4	2.88	64.3	0.74	0.94	0.09	164	92	16.7	15.1	13.8	4.7	77.6	4,445
Signature Bank³	New York, NY	SBNY	33,451	8.65	8.87	12.10	1.23	13.8	3.26	33.7	0.80	0.62	0.08	245	245	19.1	16.8	14.4	0.0	0.0	7,217
East West Bancorp, Inc.	Pasadena, CA	EWBC	31,120	8.39	8.68	12.56	1.31	16.2	3.48	47.7	1.15	0.75	0.09	190	158	12.6	12.6	11.9	2.4	29.1	4,852
BOK Financial Corporation	Tulsa, OK	BOKF	30,567	9.78	9.55	13.89	0.99	10.0	2.56	65.9	1.30	0.39	0.04	105	91	10.7	10.8	10.0	3.8	39.5	3,089

¹	Non-Performing Assets equal to nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
²	FY1 Earnings Per Share represents 2015 Earnings Per Share estimates for companies who did not report Q4 2015 financial results as of January 21, 2016, and 2016 Earnings Per Share estimates where Q4 2015 financial results had been reported as of January 21, 2016. FY2 Earnings Per Share represents 2016 Earnings Per Share estimates for companies who did not report Q4 2015 financial results as of January 21, 2016, and 2017 Earnings Per Share estimates where Q4 2015 financial results had been reported as of January 21, 2016.
³	Financial data of the following companies as of December 31, 2015 except as otherwise indicated: Fifth Third Corporation; Regions Financial Corporation (LTM Return on Average Tangible Common Equity as of September 30, 2015); M&T Bank Corporation (LTM Return on Average Tangible Common Equity and Total Risk Based Capital Ratio as of September 30, 2015); KeyCorp (LTM Return on Average Tangible Common Equity as of September 30, 2015); Comerica Incorporated; First Republic Bank; SVB Financial Group (LTM Return on Average Tangible Common Equity as of September 30, 2015); People’s United Financial, Inc. (LTM Return on Average Tangible Common Equity as of September 30, 2015); and Signature Bank.
*	Represents data not specifically available.

The following disclosure amends and restates the paragraph entitled “Analysis of Selected Merger Transactions” on page 82 of the Joint Proxy Statement/Prospectus in the section captioned “Opinion of Sandler O’Neill & Partners, L.P.”.

Analysis of Selected Merger Transactions

Sandler reviewed a group of selected merger and acquisition transactions. The group consisted of all nationwide bank and thrift transactions announced between January 1, 2013 and January 21, 2016 with over $1 billion in reported deal value (the “Precedent Transactions”).

The following disclosure is added to the end of page 83 of the Joint Proxy Statement/Prospectus in the section captioned “Opinion of Sandler O’Neill & Partners, L.P.”.

The table below sets forth transaction-by transaction enterprise values, pricing multiples, and financial metrics. Sandler did not calculate per share value ranges for FirstMerit based on this analysis.

			Transaction Information									Transaction Information - Based on Acquiror’s 30-Day VWAP
				Price/				Core	1-Day		Reported		Price/				Core
			Deal	LTM	Est.	Book		Deposit	Market	Cost	TBV	Deal	LTM	Est.	Book		Deposit
		Annc.	Value	Earnings	EPS	Value	TBV	Premium	Premium	Savings	Earnback	Value	Earnings	EPS	Value	TBV	Premium
Acquiror	Target	Date	($mm)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(years)	($mm)	(x)	(x)	(%)	(%)	(%)
BBCN Bancorp Inc.	Wilshire Bancorp Inc.	12/07/15	$1,027.4	16.1x	16.3x	194%	224%	22.9%	10.4%	40.0%	5.0	$1,002.9	15.7x	15.9x	189%	219%	21.9%
KeyCorp	First Niagara Finl Group	10/30/15	4,171.8	19.3	19.0	106	168	6.7	9.8	40.0	10.0	4,080.3	18.9	18.6	104	165	6.3
New York Community Bancorp	Astoria Financial Corp.	10/29/15	1,944.2	23.0	28.8	128	146	7.3	7.8	50.0	NA	1,859.2	22.0	27.5	122	140	6.3
BB&T Corp.	National Penn Bancshares Inc.	08/17/15	1,815.2	17.7	16.8	159	219	15.4	18.2	30.0	5.0	1,825.9	17.8	16.9	160	221	15.6
Royal Bank of Canada	City National Corp.	01/22/15	5,332.5	22.9	21.0	195	262	12.3	26.0	7.8	NA	5,357.0	23.2	21.4	199	267	12.6
BB&T Corp.	Susquehanna Bancshares Inc.	11/12/14	2,500.9	16.6	17.4	91	172	8.9	39.1	32.0	5.0	2,432.4	16.1	16.9	88	167	8.3
CIT Group Inc.	IMB HoldCo LLC	07/22/14	3,369.1	13.7	—	99	102	0.8	—	7.6	4.0	NA	NA	NA	NA	NA	NA
Umpqua Holdings Corp.¹	Sterling Financial Corp.	09/11/13	1,995.1	19.1	19.4	160	167	14.3	13.9	30.0	2.5	1,931.9	18.8	19.1	157	164	13.7
PacWest Bancorp	CapitalSource Inc.	07/22/13	2,381.9	5.4	19.1	150	169	35.4	20.1	23.0	0.0	2,251.6	5.2	18.2	144	162	31.6

¹	Umpqua Holdings Corp. base stock price for returns calculated using Umpqua Holdings Corp.’s closing price as of September 6, 2015. This date reflects the last unaffected closing price of each party before news sources began indicating that the Umpqua Holdings Corp. and Sterling Financial Corp were involved in the transaction.
²	Management cited TBV dilution of ‘a little bit less than five years’ on the transaction conference call assuming 100% stock consideration. The actual consideration was a 70%/30% stock/cash mix, making the actual TBV dilution earnback period greater than 5 years.
³	Immediately accretive to TBV.

The following disclosure amends and restates the paragraph entitled “Net Present Value Analyses” on page 84 of the Joint Proxy Statement/Prospectus in the section captioned “Opinion of Sandler O’Neill & Partners, L.P.”.

Net Present Value Analyses

Sandler performed an analysis that estimated the net present value per share of FirstMerit common stock, assuming FirstMerit performed in accordance with publicly available consensus median analyst earnings estimates for FirstMerit for the years ending December 31, 2016 through December 31, 2017 and estimated earnings per share growth rates for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of FirstMerit. To approximate the terminal value of FirstMerit common stock at December 31, 2020, Sandler applied price to 2020 earnings multiples ranging from 11.0x to 16.0x and multiples of December 31, 2020 tangible book value ranging from 130% to 180%. Sandler selected these price to earnings and tangible book value multiples based on Sandler’s review of, among other matters, the trading multiples of selected companies that Sandler deemed to be comparable to FirstMerit, as discussed above. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 11.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of FirstMerit common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of FirstMerit common stock of $14.53 to $22.76 when applying multiples of earnings and $15.94 to $23.62 when applying multiples of tangible book value.

The following disclosure amends and restates the first paragraph on page 85 of the Joint Proxy Statement/Prospectus in the section captioned “Opinion of Sandler O’Neill & Partners, L.P.”.

Sandler also performed an analysis that estimated the net present value per share of Huntington common stock, assuming that Huntington performed in accordance with publicly available consensus median analyst earnings per share estimates for Huntington for the years ending December 31, 2016 through December 31, 2017 and an estimated earnings per share growth rate for Huntington for the years ending December 31, 2018 through December 31, 2020, as provided by Huntington senior management. To approximate the terminal value of Huntington common stock at December 31, 2020, Sandler applied price to 2020 earnings multiples ranging from 11.0x to 16.0x and multiples of December 31, 2020 tangible book value ranging from 120% to 170%. Sandler selected these price to earnings and tangible book value multiples based on Sandler’s review of, among other matters, the trading multiples of selected companies that Sandler deemed to be comparable to Huntington, as discussed above. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 11.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Huntington common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Huntington common stock of $8.90 to $14.14 when applying earnings multiples and $8.70 to $13.47 when applying multiples of tangible book value.

The following disclosure amends and restates the second full paragraph on page 87 of the Joint Proxy Statement/Prospectus in the section captioned “Opinion of Sandler O’Neill & Partners, L.P.”.

Sandler’s Relationship

Sandler is acting as FirstMerit’s financial advisor in connection with the merger and a significant portion of Sandler’s fee is contingent upon the closing of the merger. Sandler’s fee is equal to 0.67% of the aggregate purchase price, and is currently estimated to be approximately $24.7 million, which will become due and payable in immediately available funds on the day of closing of the merger. Sandler also received a $4.0 million fee from FirstMerit as a result of rendering its opinion, which fairness opinion fee will be credited in full towards the transaction fee that will become due and payable to Sandler on the day of closing of the merger. Accordingly, based on an estimated fee of $24.7 million, approximately 83.8% of Sandler’s fee would be contingent upon consummation of the merger. FirstMerit has also agreed to indemnify Sandler against certain liabilities arising out of Sandler’s engagement and to reimburse Sandler for certain of its out-of-pocket expenses incurred in connection with Sandler’s engagement.

The following disclosure amends and restates the section of the Joint Proxy Statement/Prospectus captioned “Certain Unaudited Prospective Financial Information of Huntington” beginning on page 87.

Certain Unaudited Prospective Financial Information

Huntington and FirstMerit do not as a matter of course make public projections as to future earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the proposed transaction, however, (1) Huntington provided to the Huntington board of directors and Goldman Sachs, its financial advisor, for purposes of performing its financial analyses described above under “The Merger—Opinions of Goldman, Sachs & Co.” certain unaudited prospective financial information with respect to Huntington and FirstMerit, each on a stand-alone, pre-merger basis, (2) FirstMerit provided to the FirstMerit board of directors and Sandler, its financial advisor, for purposes of performing its financial analyses described above under “The Merger—Opinion of Sandler O’Neill & Partners, L.P.” certain unaudited prospective financial information with respect to FirstMerit on a stand-alone, pre-merger basis, (3) Huntington management provided to Goldman Sachs and Sandler certain unaudited prospective financial information of FirstMerit giving effect to the merger and as owned by Huntington and (4) at the request of FirstMerit management, Huntington management provided Sandler certain unaudited prospective financial information with respect to Huntington on a stand-alone, pre-merger basis.

The stand-alone financial projections below were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”), but, in the view of the respective management teams of Huntington and FirstMerit, were prepared on a reasonable basis, reflected the best then-available estimates and judgments and presented, to the best of the respective management teams’ knowledge and belief, the expected course of action and the expected future financial performance of Huntington and FirstMerit on a stand-alone basis.

However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. No representation is made by Huntington, FirstMerit or their respective affiliates or advisors or any other person to any Huntington stockholder or FirstMerit common shareholder regarding the ultimate performance of Huntington, FirstMerit or the combined company compared to the results included in the unaudited prospective financial information presented below.

FirstMerit net income available to common shareholders projections

For purposes of performing its financial analyses of FirstMerit on a standalone basis, Huntington management instructed Goldman Sachs to use net income estimates equal to the I/B/E/S consensus median net income estimates for 2016 and 2017 for FirstMerit and, for years after 2017, to use net income projections that reflected a year-over-year growth rate equal to the rate of net income growth from 2016 to 2017. These net income projections are reflected below.

	For the Years Ended December 31,
	2016	2017	2018	2019	2020
Net income available to common shareholders (millions)	$234	$257	$283	$311	$342

For purposes of performing its financial analyses of FirstMerit on a standalone basis, FirstMerit management instructed Sandler to use net income estimates equal to the I/B/E/S consensus median net income estimates for 2016 and 2017 for FirstMerit and, for years after 2017, to use an estimated internal projected earnings growth rate for the years thereafter. These net income projections are reflected below.

	For the Years Ended December 31,
	2016	2017	2018	2019	2020
Net income available to common shareholders (millions)	$234	$256	$277	$290	$305

The projections used by Goldman and Sandler for 2018-2020 differ because Goldman used a growth rate equal to the rate of net income growth from 2016 to 2017 and Sandler used an estimated internal projected earnings growth rate provided by FirstMerit.

Huntington net income available to common stockholders projections

For purposes of performing its financial analyses of Huntington on a standalone and pro forma basis, Huntington management provided to Goldman Sachs the projections noted below.

	For the Years Ended December 31,
	2016	2017	2018	2019	2020
Net income available to common stockholders (millions)	$725	$776	$843	$898	$949

For purposes of performing its financial analyses of Huntington on a standalone basis, FirstMerit management instructed Sandler to use net income estimates equal to the I/B/E/S consensus median net income estimates for 2016 and 2017 for Huntington and, for years after 2017, to use an estimated internal projected earnings growth rate for the years thereafter provided by Huntington management. These net income projections are reflected below.

	For the Years Ended December 31,
	2016	2017	2018	2019	2020
Net income available to common stockholders (millions)	$716	$782	$828	$878	$931

The projections used by Goldman and Sandler for Huntington differ because Goldman used internal Huntington projections and Sandler used I/B/E/S consensus median net income estimates for 2016 and 2017 and, for years after 2017, an estimated internal projected earnings growth rate provided by Huntington management.

Pro Forma Financial Analysis

In addition, for purposes of performing its pro forma financial analysis Huntington instructed Goldman Sachs to use forecasts for FirstMerit giving effect to the merger, including to reflect fully phased in projected cost synergies of 40% of FirstMerit’s noninterest expense, estimated restructuring charges of $418 million and core deposit intangible amortization over eight years. These same forecasts were provided to Sandler by Huntington at the request of FirstMerit management.

Neither Huntington’s nor FirstMerit’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the accompanying unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, such information. The reports of Huntington’s and FirstMerit’s independent registered public accounting firms related to Huntington’s and FirstMerit’s historical financial information are incorporated by reference herein. Such reports do not extend to prospective financial information and should not be read to do so.

The summary of the unaudited prospective financial information is not being included to influence FirstMerit common shareholders’ decision whether to vote for the approval of the merger and the other transactions contemplated by the merger agreement or Huntington common stockholders’ decision whether to vote for the approval of the issuance of shares of Huntington common stock in connection with the merger, but is being provided because such information was considered in connection with the merger and was provided to the Huntington board of directors and to Huntington’s financial advisors.

The unaudited prospective financial information was prepared based solely on information available at the time of preparation and is not a guarantee of actual future results, and such financial information should not be relied upon as such. The assumptions made in preparing the unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of the parties and will be beyond the control of the combined company after the merger. None of Huntington, FirstMerit or their respective affiliates or financial advisors or any other person assumes any responsibility to shareholders for the accuracy of this information. Financial forecasts involve risks, uncertainties and assumptions. The parties cannot assure you that any forecasts will be realized or that future financial results will not materially vary from such financial forecasts. The unaudited prospective financial information covers multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. Such information does not take into account any circumstances or events occurring after the dates they were prepared. HUNTINGTON AND FIRSTMERIT DO NOT HAVE ANY OBLIGATION TO, AND WILL NOT, UPDATE OR OTHERWISE REVISE THE FINANCIAL FORECASTS INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FINANCIAL FORECASTS ARE NO LONGER APPROPRIATE.

The unaudited prospective financial information included in this joint proxy statement/prospectus constitute forward-looking statements. For more information on factors which may cause future financial results to materially vary from those projected in the forecasts, see “Where You Can Find More Information,” “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”